[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


      ROFIN-SINAR INVESTS IN NEW PRODUCTION CAPACITIES FOR FIBER LASERS
                               IN FINLAND


Plymouth, MI / Hamburg, Germany - June 1, 2011 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that it has acquired, through its wholly-owned subsidiary Corelase Oy, a block of buildings in Tampere, Finland. The acquisition of these facilities will provide an increase in the manufacturing capacity for the Company's fiber laser series.

The purchase of the premises in Tampere comprises an area of about 20,000 square meters (sqm) of land. The buildings total over 5,000 sqm of floor space, including approximately 800 sqm of existing cleanroom capacities. The value of the transaction is approximately US$5.3 million and the transaction is subject to customary closing conditions.

"We are very happy to gain access to these premises as they perfectly suit our need to ramp up high power fiber laser production over the coming quarters. The existing cleanroom and production space will enable us to accelerate the hiring and training of additional work force to enhance the production of fiber laser modules. This investment underlines ROFIN's commitment to further strengthen our position in this technology," said Gunther Braun, CEO and President of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg,
Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of
the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR's shares trade on the NASDAQ
Global Select Market under the symbol RSTI and are listed in Germany in
the "Prime Standard" segment of the Fran	kfurt Stock Exchange under ISIN
US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: http://www.rofin.com.

	2


	Page 1 of 1